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Prospectus Supplement No. 5                     Filed Pursuant to Rule 424(b)(3)
to Prospectus Dated December 6, 1999            File No. 333-86675

                                  $200,000,000

                           SAFEGUARD SCIENTIFICS, INC.

              5.0% CONVERTIBLE SUBORDINATED NOTES DUE JUNE 15, 2006

         This prospectus supplement relates to the resale by the holders of Safeguard Scientifics, Inc. 5.0% Convertible Subordinated Notes due June 15, 2006 and the shares of common stock, $.10 par value, issuable upon the conversion of the notes.

         This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated December 6, 1999, including any amendments or supplements thereto.

         The information in the table appearing under the heading "Selling Holders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding (i) the information with respect to persons previously listed in the prospectus or in any amendments or supplements thereto that are listed below and (i) the footnotes to the table set forth below:

                                           Principal Amount of
                                            Notes Beneficially        Common Stock Owned
                                            Owned and Offered            Prior To The           Common Stock Offered
Name                                            Hereby(1)               Offering(1)(2)                Hereby(2)
------------------------------             -------------------        -------------------       ---------------------
Heritage Asset Management                      $250,000                    10,367                      10,367

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(1)      Includes common stock into which the notes are convertible.

(2)      Assumes a conversion price of $24.1135 per share (adjusted to reflect
(i) the February 4, 2000 offering of common stock by our partner company, eMerge Interactive, Inc., and (ii) the 3-for-1 split of the common stock effected on March 13, 2000) and a cash payment in lieu of any fractional interest.

         The SEC allows us to "incorporate by reference" into the prospectus, as amended and supplemented, reports and other information we file with it. This means that we can disclose important information to you by referring you to those documents. Such information is incorporated by reference and is considered a part of the prospectus, as amended and supplemented, and later information we file with the SEC will automatically update and supersede this information. We continue to incorporate by reference (i) those documents listed in the prospectus, (ii) all filings we have made with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 since December 6, 1999, and (iii) any future filings we make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 until this offering is completed.

         You may obtain copies of any such documents, other than exhibits, free of charge by contacting our corporate secretary at our principal offices, which are located at 800 The Safeguard Building, 435 Devon Park Drive, Wayne, Pennsylvania, 19087-1945, telephone number (610) 293-0600.

         You should rely only on the information incorporated by reference or provided in prospectus, as amended and supplemented. We have not authorized anyone else to provide you with different information.

         INVESTING IN THE NOTES OR THE COMMON STOCK INTO WHICH THE NOTES ARE CONVERTIBLE INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THE PROSPECTUS.

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         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE DATE OF THIS PROSPECTUS SUPPLEMENT IS APRIL 30, 2001